Exhibit 99.1

NAVIGANT REPORTS FOURTH QUARTER AND

FULL YEAR 2013 FINANCIAL RESULTS

CHICAGO, February 13, 2014 – Navigant (NYSE:NCI) today announced financial results for the fourth quarter and full year ended December 31, 2013. The Company also provided its business and financial outlook for 2014.

Financial Summary and Highlights:

•	Fourth quarter revenues before reimbursements (RBR) of $177.8 million and total revenues of $204.8 million; net income from continuing operations of $14.2 million or $0.28 per share; adjusted EPS of $0.25; adjusted EBITDA of $29.8 million and adjusted EBITDA margin of 17%.

•	Full year revenues before reimbursements improved 2% on a year-over-year basis to $734.4 million and total revenues also improved 2% year-over-year to $835.6 million; net income from continuing operations increased 25% year-over-year to $55.1 million or $1.08 per share; adjusted EPS increased 14% year-over-year to $1.06; adjusted EBITDA increased 14% year-over-year to $124.1 million resulting in an adjusted EBITDA margin of 17% for full year 2013.

•	Full year free cash flow increased 38% year-over-year to $78.8 million.

•	Lowered bank debt by 58% to $56.7 million at December 31, 2013 compared to $134.2 million at December 31, 2012.

•	Repurchased 339,315 shares of common stock in fourth quarter 2013 at an average cost of $17.69 per share for a total of approximately 2.1 million shares repurchased in 2013 at an average cost of $13.76 per share. Company announces an increase and extension of share repurchase authorization. As increased and extended, the Company is authorized to repurchase up to $100 million during the two year period ending December 31, 2015.

Navigant reported fourth quarter 2013 revenues before reimbursements of $177.8 million compared to $189.3 million for fourth quarter 2012. Total revenues for the Company were $204.8 million for fourth quarter 2013 compared to $218.9 million for fourth quarter 2012. Net income from continuing operations for fourth quarter 2013 increased 8% to $14.2 million, or $0.28 per share, compared to $13.2 million, or $0.26 per share, in the prior year quarter. Adjusted EPS was $0.25 for fourth quarter 2013 compared to $0.29 for fourth quarter 2012. Adjusted EBITDA was $29.8 million for fourth quarter 2013 compared to $33.0 million for the same period in 2012. Adjusted EBITDA margin (adjusted EBITDA as a percentage of RBR) was 17% for fourth quarter 2013.

RBR for the full year 2013 improved 2% on a year-over-year basis to $734.4 million compared to $722.2 million for 2012. Total revenues for the Company also improved 2% on a year-over-year basis to $835.6 million for the full year 2013 compared to $818.2 million for the prior year. Net income from continuing operations for full year 2013 increased 25% to $55.1 million, or $1.08 per share, compared to $44.2 million, or $0.86 per share, in the prior year. Adjusted EPS for full year 2013 increased 14% to $1.06 compared to $0.93 for 2012. Adjusted EBITDA improved 14% on a year-over-year basis to $124.1 million for full year 2013 compared to $108.7 million in 2012. Adjusted EBITDA margin was 17% for full year 2013, a two percentage point improvement over 2012. A 10% reduction in general and administrative expenses for full year 2013 compared to 2012, primarily due to lower bad debt expense, contributed to the margin improvement.

“In 2013, we focused on delivering a higher level of operating performance, reinforcing our strong financial foundation and investing in our capabilities to drive future growth,” commented Julie Howard, Chief Executive Officer. “We realized significant progress on our key goals highlighted by our full year revenue and earnings gains, margin expansion, strengthened balance sheet and enhanced shareholder value. While fourth quarter top-line performance primarily reflects a timing imbalance on the start-up and wind-down of certain engagements, we expect to build upon the operating, financial and strategic disciplines we implemented in 2013 to benefit company performance in 2014.”

Segment Financial Summary

	For the quarter ended December 31,			For the full year ended December 31,
	2013	2012	Change	2013	2012	Change
RBR ($000)
Disputes, Investigations & Economics	$72,852	$85,142	-14.4%	$301,545	$340,036	-11.3%
Financial, Risk & Compliance	37,691	38,370	-1.8%	155,656	141,421	10.1%
Healthcare	44,298	41,800	6.0%	182,783	151,065	21.0%
Energy	22,948	24,014	-4.4%	94,449	89,668	5.3%

Total Company	$177,789	$189,326	-6.1%	$734,433	$722,190	1.7%

Total Revenues ($000)
Disputes, Investigations & Economics	$78,700	$91,459	-14.0%	$326,130	$364,426	-10.5%
Financial, Risk & Compliance	47,180	50,750	-7.0%	190,116	177,722	7.0%
Healthcare	49,920	47,429	5.3%	205,215	170,150	20.6%
Energy	29,024	29,274	-0.9%	114,124	105,899	7.8%

Total Company	$204,824	$218,912	-6.4%	$835,585	$818,197	2.1%

Segment Operating Profit ($000)
Disputes, Investigations & Economics	$22,880	$32,125	-28.8%	$99,828	$123,288	-19.0%
Financial, Risk & Compliance	14,590	16,060	-9.2%	62,487	55,926	11.7%
Healthcare	15,815	15,711	0.7%	67,696	50,959	32.8%
Energy	7,441	9,155	-18.7%	31,280	31,721	-1.4%

Total Company	$60,726	$73,051	-16.9%	$261,291	$261,894	-0.2%

Segment Operating Margin (% of RBR)
Disputes, Investigations & Economics	31.4%	37.7%		33.1%	36.3%
Financial, Risk & Compliance	38.7%	41.9%		40.1%	39.5%
Healthcare	35.7%	37.6%		37.0%	33.7%
Energy	32.4%	38.1%		33.1%	35.4%

Total Company	34.2%	38.6%		35.6%	36.3%

Healthcare RBR increased 6% year-over-year for fourth quarter 2013 with a 1% increase in segment operating profit compared to fourth quarter 2012. RBR growth in the quarter was tempered by the wind-down of a large engagement and smaller performance-based fees compared to fourth quarter 2012. For the full year 2013, Healthcare RBR increased 21% compared to 2012 with a 33% increase in segment operating profit year-over-year. All of the fourth quarter RBR increase and approximately two-thirds of the full year increase was organic. Segment growth for the fourth quarter and full year was driven by expanding market demand throughout the healthcare industry which is expected to continue in 2014.

Financial, Risk & Compliance RBR for fourth quarter 2013 decreased 2% compared to the prior year quarter with a 9% decline in segment operating profit compared to fourth quarter 2012. Segment performance reflects the expected reduced contribution from the mortgage servicing review engagements partially offset by strength from services related to anti-money laundering regulatory compliance. For the full year 2013, Financial, Risk & Compliance RBR increased 10% compared to the prior year and 2013 segment operating profit increased 12% compared to 2012.

Energy RBR for fourth quarter 2013 decreased 4% and segment operating profit decreased 19% compared to fourth quarter 2012. Segment performance reflects lower contribution from energy research services and the adverse impact resulting from the report issued by the Moreland Commission in New York State in late June 2013. On November 27, 2013, the Company reported that the United States Attorney’s Office closed its investigation into the issues raised in the Moreland Commission Report with no indication of wrongdoing on the part of Navigant or any of its employees. Full year 2013 Energy RBR increased 5% compared to 2012 and segment operating profit for 2013 decreased 1% compared to 2012.

Disputes, Investigations & Economics RBR declined 14% for fourth quarter 2013 with a 29% decline in segment operating profit compared to the same period of 2012. Segment performance year-over-year was primarily attributable to the sale of a portion of the Economics practice early in 2013 and lower contribution from forensic accounting engagements. Full year 2013 Disputes, Investigations & Economics RBR decreased 11% compared to 2012 and segment operating profit for 2013 decreased 19% compared to 2012.

Cash Flow

Free cash flow was $15.2 million for fourth quarter 2013 compared to $5.5 million for the same period in 2012. For the full year, free cash flow was $78.8 million for 2013 compared to $57.3 million for 2012, a year-over-year improvement of 38%. Strong fourth quarter cash collections improved DSO to 65 days at 2013 year-end compared to 72 days at the end of 2012.

The Company used $53.7 million of cash to pay down bank debt during fourth quarter 2013. Year-end bank debt was 58% lower than the prior year level at $56.7 million at December 31, 2013 compared to $134.2 million at December 31, 2012. Leverage (bank debt divided by trailing twelve month adjusted EBITDA) improved to 0.46 at December 31, 2013 compared to 1.23 at December 31, 2012.

Navigant repurchased 339,315 shares of common stock during fourth quarter 2013 at an aggregate cost of $6.0 million and an average cost of $17.69 per share. For the full year, the Company repurchased approximately 2.1 million shares at an aggregate cost of $28.3 million and an average cost of $13.76 per share. As of December 31, 2013, $50.2 million remained on the Company’s share repurchase authorization.

The Company announced today an increase in its share repurchase authorization and an extension of the authorization through December 31, 2015. After giving effect to this increase and extension, approximately $100 million is available for share repurchases under the authorization for the two year period ending December 31, 2015.

Lucinda (Cindy) Baier, Executive Vice President and Chief Financial Officer, commented, “Our focus on profitability improvement and better working capital management yielded several positive results including double-digit adjusted EBITDA growth, significant margin expansion, and improved collections on receivables. The resulting increase in free cash flows enabled us to pursue our strategic objectives while further strengthening our balance sheet and returning $28.3 million of capital to our shareholders through our share repurchase program.”

2014 Outlook

Full year 2014 RBR is expected to range between $735 and $775 million while 2014 total revenues are estimated to be between $810 and $850 million. Adjusted EBITDA is expected to range between $120 and $130 million and adjusted EPS is estimated to be between $1.03 and $1.13.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Conference Call Details

Julie Howard and Cindy Baier will host a conference call to discuss the Company’s 2013 results at 10:00 a.m. Eastern Time on Thursday, February 13, 2014. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 888.790.1863 (312.470.7051 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

About Navigant

Navigant (NYSE: NCI) is a specialized, global expert services firm dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. Through senior level engagement with clients, Navigant professionals combine technical expertise in Disputes and Investigations, Economics, Financial Advisory and Management Consulting, with business pragmatism in the highly regulated Construction, Energy, Financial Services and Healthcare industries to support clients in addressing their most critical business needs. More information about Navigant can be found at www.navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the success of the Company’s organizational changes and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; impairment charges; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; potential legislative and regulatory changes; continued access to capital; and market and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Paul Longhini

Investor Relations

312.583.5836

plonghini@navigant.com

###

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data (1))

(Unaudited)

	For the quarter ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Revenues before reimbursements	$177,789	$189,326	$734,433	$722,190
Reimbursements	27,035	29,586	101,152	96,007

Total revenues	204,824	218,912	835,585	818,197
Costs of services:
Cost of services before reimbursable expenses	120,390	121,867	487,967	476,344
Reimbursable expenses	27,035	29,586	101,152	96,007

Total costs of services	147,425	151,453	589,119	572,351
General and administrative expenses	28,043	36,661	127,079	141,195
Depreciation expense	4,228	4,112	16,180	14,986
Amortization expense	1,600	1,888	6,826	6,767
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	(3,399)	445	(5,399)	1,065
Office consolidation, net	—	580	348	580
Gain on disposition of assets	—	—	(1,715)	—

Operating income	26,927	23,773	103,147	81,253
Interest expense	942	1,267	4,433	5,453
Interest income	(92)	(286)	(463)	(872)
Other (income) expense, net	218	(134)	175	(78)

Income from continuing operations before income tax expense	25,859	22,926	99,002	76,750
Income tax expense	11,640	9,774	43,890	32,518

Net income from continuing operations	14,219	13,152	55,112	44,232
(Loss) Income from discontinued operations, net of tax	—	375	(2,919)	1,937

Net income	$14,219	$13,527	$52,193	$46,169

Basic per share data
Net income from continuing operations	$0.29	$0.26	$1.11	$0.87
(Loss) Income from discontinued operations, net of tax	$—	$0.01	$(0.06)	$0.04

Net income	$0.29	$0.27	$1.05	$0.91

Shares used in computing per basic share data	49,174	50,568	49,771	50,894
Diluted per share data
Net income from continuing operations	$0.28	$0.26	$1.08	$0.86
(Loss) Income from discontinued operations, net of tax	$—	$0.01	$(0.06)	$0.04

Net income	$0.28	$0.26	$1.02	$0.90

Shares used in computing per diluted share data	50,603	51,340	50,951	51,572

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,968	$1,052
Accounts receivable, net	167,066	198,709
Prepaid expenses and other current assets	24,554	25,054
Deferred income tax assets	17,314	17,821

Total current assets	210,902	242,636
Non-current assets:
Property and equipment, net	44,338	45,342
Intangible assets, net	10,778	16,123
Goodwill	615,343	619,932
Other assets	22,836	30,417

Total assets	$904,197	$954,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,415	$18,042
Accrued liabilities	12,691	11,557
Accrued compensation-related costs	78,610	84,813
Income tax payable	1,137	7,129
Other current liabilities	32,009	35,754

Total current liabilities	137,862	157,295
Non-current liabilities:
Deferred income tax liabilities	86,571	67,623
Other non-current liabilities	26,016	35,606
Bank debt non-current	56,673	134,183

Total non-current liabilities	169,260	237,412

Total liabilities	307,122	394,707

Stockholders’ equity:
Common stock	63	62
Additional paid-in capital	598,724	582,363
Treasury stock	(247,106)	(216,500)
Retained earnings	254,735	202,542
Accumulated other comprehensive loss	(9,341)	(8,724)

Total stockholders’ equity	597,075	559,743

Total liabilities and stockholders’ equity	$904,197	$954,450

Selected Data
Days sales outstanding, net (DSO)	65	72

NAVIGANT CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$14,219	$13,527	$52,193	$46,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,228	4,112	16,180	14,986
Accelerated depreciation - office consolidation	—	—	498	—
Amortization expense	1,600	1,888	6,826	6,767
Amortization expense - external use software	222	—	459	—
Share-based compensation expense	2,885	2,350	11,079	10,027
Accretion of interest expense	266	191	942	630
Deferred income taxes	5,671	(1,932)	18,421	11,123
Allowance for doubtful accounts receivable	(2,024)	2,219	(107)	6,329
Contingent acquisition liability adjustments, net	(3,399)	445	(5,399)	1,065
Gain on disposition of assets	—	—	(1,715)	—
Loss on disposition of discontinued operations	—	—	3,675	—
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable	42,158	10,921	19,604	(22,821)
Prepaid expenses and other assets	2,160	4,126	12,260	(2,668)
Accounts payable	(1,249)	(816)	(4,623)	1,754
Accrued liabilities	(3,767)	(153)	(382)	2,879
Accrued compensation-related costs	11,038	19,723	(3,470)	(10,794)
Income taxes payable	(6,690)	6,194	(6,386)	4,385
Other liabilities	1,813	4,726	(286)	6,131

Net cash provided by operating activities	69,131	67,521	119,769	75,962
Cash flows from investing activities:
Purchases of property and equipment	(5,510)	(5,541)	(14,217)	(20,052)
Acquisitions of businesses, net of cash acquired	—	(24,891)	(2,989)	(27,479)
Proceeds from dispositions, net of selling costs	—	—	16,973	—
Payments of acquisition liabilities	(5,028)	(3,750)	(6,866)	(4,856)
Capitalized external use software	(793)	(633)	(3,285)	(1,934)
Other, net	—	—	—	(300)

Net cash used in investing activities	(11,331)	(34,815)	(10,384)	(54,621)
Cash flows from financing activities:
Issuances of common stock	524	550	3,144	3,283
Repurchase of common stock	(6,004)	(6,203)	(28,325)	(18,870)
Payments of contingent acquisition liabilities	—	(5,779)	(3,287)	(8,580)
Repayments to banks	(115,718)	(138,873)	(382,045)	(347,877)
Borrowings from banks	62,033	117,503	304,499	349,729
Payments of debt issuance costs	(62)	—	(731)	—
Other, net	(141)	(101)	(1,692)	(1,071)

Net cash used in financing activities	(59,368)	(32,903)	(108,437)	(23,386)

Effect of exchange rate changes on cash and cash equivalents	17	10	(32)	128

Net increase (decrease) in cash and cash equivalents	(1,551)	(187)	916	(1,917)
Cash and cash equivalents at beginning of the period	3,519	1,239	1,052	2,969

Cash and cash equivalents at end of the period	$1,968	$1,052	$1,968	$1,052

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (2)

(In thousands, except per share data)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share (3)	For the quarter ended		For the year ended
	December 31,		December 31,
	2013	2012	2013	2012
Severance expense	$421	$2,183	$4,686	$4,078
Income tax benefit (4)	(170)	(859)	(1,558)	(1,573)

Net income impact of severance expense	$251	$1,324	$3,128	$2,505

Other operating (benefit) costs - contingent acquisition liability adjustment	$(3,399)	$445	$(5,399)	$1,065
Income tax expense (benefit)(4)	1,371	(180)	2,178	(430)

Net income impact of other operating (benefit) costs - contingent acquisition liability adjustment	$(2,028)	$265	$(3,221)	$635

Other operating costs - office consolidation	$—	$580	$348	$580
Income tax benefit (4)	—	(234)	(141)	(234)

Net income impact of other operating costs - office consolidation	$—	$346	$207	$346

Other operating benefit - gain on disposition of assets	$—	$—	$(1,715)	$—
Income tax expense (4)	—	—	692	—

Net income impact of other operating benefit - gain on disposition of assets	$—	$—	$(1,023)	$—

EBITDA reconciliation:
Operating income	$26,927	$23,773	$103,147	$81,253
Depreciation expense	4,228	4,112	16,180	14,986
Accelerated depreciation - office consolidation	—	—	498	—
Amortization expense	1,600	1,888	6,826	6,767

EBITDA	$32,755	$29,773	$126,651	$103,006
Severance expense	421	2,183	4,686	4,078
Other operating (benefit) costs - contingent acquisition liability adjustment	(3,399)	445	(5,399)	1,065
Other operating benefit - office consolidation	—	580	(150)	580
Other operating benefit - gain on disposition of assets	—	—	(1,715)	—

Adjusted EBITDA	$29,777	$32,981	$124,073	$108,729

Net income from continuing operations	$14,219	$13,152	$55,112	$44,232
Net income impact of severance expense	251	1,324	3,128	2,505
Net income impact of other operating (benefit) costs - contingent acquisition liability adjustment	(2,028)	265	(3,221)	635
Net income impact of other operating costs - office consolidation	—	346	207	346
Net income impact of other operating benefit - gain on disposition of assets	—	—	(1,023)	—

Adjusted net income	$12,442	$15,087	$54,203	$47,718

Shares used in computing per diluted share data	50,603	51,340	50,951	51,572
Adjusted earnings per share	$0.25	$0.29	$1.06	$0.93

	For the quarter ended		For the year ended
	December 31,		December 31,
Free Cash Flow (5)	2013	2012	2013	2012
Net cash provided by operating activities	$69,131	$67,521	$119,769	$75,962
Changes in assets and liabilities	(45,463)	(44,721)	(16,717)	21,134
Allowance for doubtful accounts receivable	2,024	(2,219)	107	(6,329)
Purchases of property and equipment	(5,510)	(5,541)	(14,217)	(20,052)
Payments of acquisition liabilities	(5,028)	(3,750)	(6,866)	(4,856)
Payments of contingent acquisition liabilities	—	(5,779)	(3,287)	(8,580)

Free Cash Flow	$15,154	$5,511	$78,789	$57,279

	At December 31,
Leverage Ratio (6)	2013	2012
Adjusted EBITDA for prior twelve-month period	$124,073	$108,729
Bank debt	$56,673	$134,183
Leverage ratio	0.46	1.23

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	During the quarter ended September 30, 2013, the United Kingdom financial services advisory business was sold. The results of operations from this business are presented as discontinued operations. Prior period information has been reclassified to reflect this change. All non-GAAP financial measures are presented on a continuing operations basis unless otherwise noted.
(3)	EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude the net income and per share net income impact of discontinued operations, severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.
(4)	Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(5)	Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(6)	Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.